EXHIBIT 9


                           VOTING TRUST AGREEMENT


           THIS AGREEMENT made as of the 12th day of June, 1998.

 BY AND AMONG:

                  GARTH H. DRABINSKY,
                  of the City of Toronto in the
                  Province of Ontario,

                  (hereinafter referred to as "Drabinsky"),

                                      OF THE FIRST PART

                                  - and -

                  MYRON I. GOTTLIEB,
                  of the City of Toronto in the
                  Province of Ontario,

                  (hereinafter referred to as "Gottlieb"),

                                      OF THE SECOND PART

                                  - and -

                  ROY L. FURMAN,
                  of the City of New York in the
                  State of New York,

                  (hereinafter referred to as "Furman"),

                                      OF THE THIRD PART

                                  - and -

                  DAVID R. MAISEL,
                  of the City of Beverly Hills in the
                  State of California,

                  (hereinafter referred to as "Maisel" and together with Drabinsky, Gottlieb and Furman, as the "Shareholders"),

                                      OF THE FOURTH PART

                                  - and -

                  LYNX VENTURES L.P.,
                  a limited partnership existing under the laws of the State of Delaware,

                  (hereinafter referred to as the "Investor" or the "Voting Trustee"),

                                      OF THE FIFTH PART,

                                  - and -

                  MONTREAL TRUST COMPANY OF CANADA,
                  a trust company duly qualified to carry on business in the Province of Ontario,

                  (hereinafter referred to as the "Depositary"),

                                      OF THE SIXTH PART,

                                  - and -

                  LIVENT INC.,
                  a corporation existing under the laws of the Province of Ontario,

                  (hereinafter referred to as the "Corporation"),

                                      OF THE SEVENTH PART.

           WHEREAS the Shareholders have purchased, or have rights to purchase, shares of common stock, no par value, of the Corporation (the "Common Shares");

           WHEREAS each Shareholder has agreed to deposit any Common Shares beneficially owned by him which are free and clear of any encumbrances and any other voting securities in the Corporation beneficially owned by such Shareholder during the term of this Agreement, to the extent that such shares are beneficially owned free and clear of all encumbrances, with the Depositary to allow such securities to be voted by the Investor (the "Voting Trustee") pursuant to the terms of this Agreement;

           WHEREAS Drabinsky and Gottlieb have also agreed that the Investor shall have the right to purchase some or all of the Common Shares deposited hereunder pursuant to an Option Agreement, dated as of April 13, 1998, among Drabinsky, Gottlieb, the Corporation and the Investor (the "Option Agreement");

           WHEREAS the Shareholders, the Corporation and the Investor have each entered into a Shareholders Agreement, dated as of the date hereof (the "Shareholders Agreement"), pursuant to which the shares beneficially owned by the Shareholders may be transferred by the Shareholders subject to the terms and conditions set forth therein;

           WHEREAS the Shareholders and the Investor have each entered into a Voting Agreement, dated as of the date hereof (the "Voting Agreement"), pursuant to which all Common Shares or voting securities beneficially owned by the Shareholders and not subject to this Agreement are subject to the voting arrangement set forth therein; and

           WHEREAS the execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by the Investment Agreement, dated as of April 13, 1998 (the "Investment Agreement"), between the Corporation and the Investor.

           NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties, intending to be legally bound, hereby agree as follows:

 1. DEPOSITED SHARES. Each of the Shareholders shall deliver forthwith to the Depositary for deposit hereunder at its principal office in the City of Toronto a certificate or certificates registered in his name, duly endorsed in blank for transfer with signatures guaranteed by a Canadian chartered bank or a broker member of a recognized exchange representing the number of unencumbered Common Shares indicated opposite such Shareholder's name in Schedule A annexed hereto (such shares being referred to herein as the "Deposited Shares"). Each of the Shareholders, with respect to the Deposited Shares beneficially owned by him, does hereby represent and warrant that all such shares are free and clear of any encumbrances and represent all of the unencumbered Common Shares or other voting securities in the Corporation beneficially owned by him as of the date hereof. Each of Drabinsky and Gottlieb further represent and warrant that the Escrow Agreement, dated May 7, 1993, by and among Drabinsky, Gottlieb and certain members of management of the Corporation is no longer in force and that Common Shares beneficially owned by Drabinsky and Gottlieb are not subject to any other escrow arrangements. Each of the Shareholders agrees and covenants that any Common Shares or other voting securities in the Corporation that hereafter become beneficially owned by such Shareholder during the term of this Agreement shall be deposited with the Depositary and shall thereafter be deemed to be Deposited Shares for all purposes.
 The Shareholders and the Depositary will take any further actions or execute and deliver any further documents or instruments necessary to comply with the terms of this Agreement. Further, any Common Shares owned by the Investor, now or hereafter, are not subject to the provisions of this Voting Trust Agreement. Notwithstanding anything contained herein to the contrary, the parties hereto agree that Deposited Shares may be transferred to and held by the Depositary on a book basis in lieu of such Deposited Shares being converted into certificated form.

 2. ISSUE OF VOTING TRUST CERTIFICATES. The Depositary shall issue in the name of each Shareholder and deliver forthwith to each such Shareholder a voting trust certificate ("Voting Trust Certificate") substantially in the form of the Voting Trust Certificate attached as Schedule B hereto representing the Deposited Shares delivered and deposited hereunder by such Shareholder, and the Depositary shall forthwith proceed to have such Deposited Shares registered in its name on the registers of the Corporation. The Depositary shall at all times ensure that the number of Deposited Shares held by it pursuant to this Agreement is equivalent to the aggregate number of all such shares represented by the outstanding Voting Trust Certificates issued by it. The Depositary shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any security deposited with it. Further, the signature of the Depositary on the Voting Trust Certificates cannot be interpreted as a representation of validity of the underlying Common Shares or of the quality of the Common Shares.

 3. EXERCISE OF VOTING RIGHTS BY VOTING TRUSTEE. Until the actual redelivery of any Deposited Shares to the holder or holders of the Voting Trust Certificates representing the same in accordance with the provisions of this Agreement, the Voting Trustee shall, in respect thereof but subject as hereinafter provided, exclusively possess and be entitled to exercise, in person or by attorney, all the voting rights appertaining to the Deposited Shares and all rights in connection with the initiation of, taking part in and consenting to any action as a shareholder of the Corporation, and the Shareholders and the Depositary shall from time to time and at all times do whatever may be requested by direction in writing by the Voting Trustee, including the execution and delivery of appropriate instruments of proxy and/or powers of attorney, to enable and facilitate the exercise of any and all such rights by or on behalf of the Voting Trustee. The Depositary shall not be obligated to do any act or thing in respect of the Deposited Shares absent an express written direction or request signed by the Voting Trustee and delivered to the Depositary.

 4.   PAYMENT OF DIVIDENDS TO HOLDERS OF VOTING TRUST CERTIFICATES.

      (a) The holder of each Voting Trust Certificate issued hereunder shall be entitled to receive promptly from the Depositary payments by cheque of the cash dividend or other distribution payments, if any, received by the Depositary upon that number of Deposited Shares represented by such Voting Trust Certificate. The payment made to the holders of Voting Trust Certificates in respect of any such dividend shall be made to the holders of record of such certificates, respectively, according to the books of the Depositary as at the close of business on the record date established by the Corporation for determining the shareholders entitled to receive such cash dividend or distribution or, if no such record date is established, as at the close of business on the date established by the Corporation for payment to its shareholders of such cash dividend or distribution. The Depositary will disburse monies according to this Agreement only to the extent that monies have been deposited with it. In the event that any funds are received by the Depositary in the form of an uncertified check or checks, the Depositary shall be entitled to delay the time for release of such part of the funds to any party until such uncertified check or checks have cleared in the ordinary course the financial institution upon which the same are drawn.

      (b) The Depositary will not under any circumstances be obligated to expend or risk its own funds. The forwarding of a check by the Depositary will satisfy and discharge the Depositary's liability for any amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such check is not honored on presentation; provided that in the event of the non-receipt of such check by the payee, or the loss or destruction thereof, the Depositary upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement check for the amount of such check.

      (c) In the event that the Depositary shall hold any amount of interest or other distributable amount which is unclaimed or which cannot be paid for any reason, the Depositary shall be under no obligation to invest or reinvest the same but shall only be obligated to hold the same on behalf of the person or persons entitled thereto in a current or other non-interest bearing account pending payment to the person or persons entitled thereto. The Depositary shall be entitled to retain for its own account any benefit earned by the holding of such amount of unclaimed or unpaid interest or such other unclaimed or unpaid distributable amount prior to its disposition in accordance with this Section 4(c). The Depositary shall, as and when required by law, and may at any time prior to such required time, pay all or part of such interest or other distributable amount so held to the Public Trustee (or other appropriate government official or agency) whose receipt shall be a good discharge and release of the Depositary.

 5. REGISTER OF HOLDERS OF VOTING TRUST CERTIFICATES. The Depositary shall keep a register at its principal office in the City of Toronto of the names and addresses of the holders of all Voting Trust Certificates issued and shall record the names and addresses of all transferees of Voting Trust Certificates. The Depositary and the Voting Trustee shall at all times treat and consider the registered holder of a Voting Trust Certificate on the books of the Depositary as the holder thereof for all purposes.

 6.   TRANSFER OF VOTING TRUST CERTIFICATES.

      (a) Except with the prior written consent of the Investor, Voting Trust Certificates shall not be transferred, assigned, disposed of or otherwise dealt with. Other than with the prior written consent of the Investor, any attempt to transfer, assign, dispose of or otherwise deal the Voting Trust Certificates shall be null and void, and the Depositary and the Voting Trustee shall not recognize any such transfer, assignment, disposition or dealing.

      (b) Except with the prior written consent of the Investor, Voting Trust Certificates shall not be mortgaged, pledged, charged, hypothecated or otherwise encumbered or subject to any security interest. Other than with the prior written consent of the Investor, any attempt to mortgage, pledge, charge, hypothecate or otherwise encumber or subject the Voting Trust Certificates to any security interest shall be null and void, and the Depositary and the Voting Trustee shall not recognize any such mortgage, pledge, charge, hypothecation, encumbrance or security interest.

      (c) No transfer, assignment, disposition or other dealing with a Voting Trust Certificate shall be valid for any purpose whatsoever unless made on the register of the holders of Voting Trust Certificates maintained by the Depositary by the registered holder of the Voting Trust Certificate or his or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Depositary, and upon compliance with such reasonable requirements as the Depositary may prescribe, including such reasonable evidence that the provisions of this Agreement have been duly complied with.

 7. RIGHT TO RECEIVE DEPOSITED SHARES. Upon the termination of this Agreement or the occurrence of a Permitted Transfer (as defined below) of Deposited Shares and, in each case, subject to the provisions of section 9 hereof, each Voting Trust Certificate shall entitle the registered holder thereof or his or their attorney duly appointed by an instrument in writing in form and execution satisfactory to the Depositary, to a certificate representing the number of Deposited Shares represented thereby on surrender of such Voting Trust Certificate, duly endorsed for transfer with signatures guaranteed by a Canadian chartered bank, at the principal office of the Depositary in the City of Toronto.

 8.   TERM AND TERMINATION OF VOTING TRUST AGREEMENT.

      (a) This Agreement shall become effective as of the Closing Date (as such term is defined under the Investment Agreement) and shall remain in full force and effect, unless otherwise terminated in accordance with the terms of this Agreement, from the Closing Date through to the date which is twenty one (21) years after the death of the last living Shareholder.

      (b) This Agreement may be terminated by the Voting Trustee at its option at any time upon ten (10) days prior written notice to the Depositary and to each of the Shareholders who hold a Voting Trust Certificate at the time such notice is issued.

      (c) This Agreement shall automatically terminate in the event that the Corporation informs the Depositary, by providing sufficient corroborating evidentiary information which is not disputed by the Investor, that the Investor and its affiliates collectively beneficially own less than the Share Limit (as defined below). As used herein, the term "Share Limit" shall mean initially 500,000 Common Shares and shall be appropriately adjusted from time to time to take into account dilutive effects resulting from changes in the number of Common Shares outstanding subsequent to the Effective Date, whether by recapitalization, declaration of a stock split, payment of a stock dividend or otherwise.

 9.   RELEASE OF DEPOSITED SHARES.

      (a) Upon the termination of this Agreement the Depositary shall deliver to the registered holder or holders of the relevant Voting Trust Certificates, certificates for the Deposited Shares represented by such certificates registered in the names of, or to the order of, the holders of such Voting Trust Certificates on surrender of such Voting Trust Certificates, duly endorsed with signatures guaranteed by a Canadian chartered bank, at the principal office of the Depositary in the City of Toronto.

      (b) In the event of the occurrence of a Permitted Transfer (as defined below), a Shareholder desiring the release of Deposited Shares for Transfer (as defined below) in connection with such Permitted Transfer shall surrender the Voting Trust Certificates representing such Deposited Shares, duly endorsed with signatures guaranteed by a Canadian chartered bank, to the Depositary at the principal office of the Depositary in the City of Toronto, and the Depositary shall deliver a certificate or certificates representing such Deposited Shares registered to the order of the Shareholder and shall also deliver a Voting Trust Certificate to the Shareholder representing the number of Deposited Shares, if any, which shall not be Transferred and shall remain as Deposited Shares. As to any matters relating to the delivery of certificates representing such Deposited Shares, the Depositary shall be entitled to rely solely upon written instructions received from the Voting Trustee, but in the event of a dispute among the foregoing, the opinion or advice of the Voting Trustee shall prevail.

      (c) As used herein, the term "Permitted Transfer" shall mean a transaction pursuant to which a Shareholder sells, pledges, assigns, grants a participation interest in, encumbers or otherwise transfers (each, a "Transfer") the Deposited Shares to a third party and such Transfer is in compliance with each of the following:

           (i) the Transfer is in compliance with the terms and conditions set forth in the Shareholders Agreement regarding the Transfer of Common Shares owned by the Shareholder;

           (ii) if such Transfer is in connection with the establishment of a Permitted Encumbrance (as defined below) on Deposited Shares, the beneficial owner of the Deposited Shares released from this Agreement must continue to be entitled to vote the released shares and all such released shares must immediately become subject to the terms and conditions of the Voting Agreement; and

         (iii) with respect to any Transfer by Drabinsky and/or Gottlieb, the terms and conditions set forth in the Option Agreement regarding the Transfer of Optioned Shares (as defined therein) must be complied with; provided that following such Transfer sufficient Common Shares remain subject to this Agreement to satisfy the exercise by the Investor of the options granted pursuant to the Option Agreement.

 In connection with determining whether a Transfer is a Permitted Transfer satisfying the provisions of this subsection (c), the Depositary shall be entitled to rely on the opinion or advice of the Voting Trustee or its own counsel, as well as the factual representations of the Shareholder seeking the release of the Deposited Shares. As used herein, the term "Permitted Encumbrance" means, collectively, any mortgage, pledge, charge, hypothecation or other encumbrance granted on Deposited Shares, other than Optioned Shares (as defined in the Option Agreement), to a bank or other bona fide financial institution as collateral security for bone fide indebtedness incurred by the owner of such shares.

      (d) Except in connection with a Permitted Transfer, each Shareholder hereby agrees not to Transfer the Deposited Shares without the prior written consent of the Investor. Other than with the prior written consent of the Investor or in connection with a Permitted Transfer, any attempt to Transfer Deposited Shares shall be null and void, and none of the Corporation, the Depositary or the Voting Trustee shall recognize any such Transfer.

      (e) Each Shareholder acknowledges and agrees that he shall have no right to the delivery of and the Depositary shall have no obligation to deliver certificates for the Deposited Shares represented by the Voting Trust Certificates held by such Shareholder except in accordance with the provisions of this Section 9.

 10. TEMPORARY RELEASE OF DEPOSITED SHARES. The Investor may, in its sole discretion and upon written notice to the Shareholder, irrevocably release the Deposited Shares identified in such notice (the "Exempt Shares") for the period of time (the "Exemption Period") set forth therein. Upon receipt of such notice, the Shareholder shall surrender the Voting Trust Certificates representing the Deposited Shares released by the Investor, duly endorsed with signatures guaranteed by a Canadian chartered bank, to the Depositary at the principal office of the Depositary in the City of Toronto, and receive from the Depositary a certificate or certificates representing such Deposited Shares registered to the order of the Shareholder and a Voting Trust Certificate representing the number of Deposited Shares, if any, which shall remain as Deposited Shares.
 Deposited Shares released pursuant to this Section 10 shall not be subject to the terms of the Voting Agreement during the Exemption Period and the Shareholder shall be entitled to vote all such shares during the Exemption Period in such Shareholder's sole discretion. The Shareholder, unless otherwise directed by the Investor, shall take all such action as shall be necessary to cause such Exempt Shares to become subject to the terms of this Agreement by depositing all such shares with the Depositary at the end of the Exemption Period. All Deposited Shares released hereunder shall continue to be subject to the transfer restrictions contained herein.

 11.    ALLOCATION OF VOTING RIGHTS.

      (a) The Investor will in no event have the right to cast votes with respect to Non-Investor Shares to the extent that the sum of the number of votes that the Investor has a right to vote with respect to (i) Investor Shares and (ii) Non-Investor Shares exceeds 50% of the total number of votes which can be cast by all Voting Securities. For purposes of this provision, this restriction shall apply first to the Investor's right to vote Common Shares attributable to Outstanding Options held by the Shareholders pursuant to this Agreement and the Voting Agreement on a pro rata basis and then to any Common Shares (other than Investor Shares) held by the Shareholders on a pro rata basis.

      (b) To the extent that the Investor is precluded from exercising voting rights with respect to Common Shares outstanding pursuant to Section 11(a), voting rights with respect to such Common Shares outstanding (the "Additional Voting Rights") shall be allocated to Maisel provided that Maisel shall not have a right to cast votes that would cause such Additional Voting Rights, when aggregated with any other voting rights owned by Maisel, to equal or exceed 10% of the total number of votes which can be cast by all Voting Securities (assuming for such purposes that all Outstanding Options are converted to Common Shares if Maisel would have the right to vote such Common Shares), in which case another party designated by mutual agreement between the Shareholders and the Investor shall have the right to cast the Additional Voting Rights.

      (c) Maisel shall be entitled to exercise the Additional Voting Rights on all matters presented to the shareholders of the Corporation for voting in his sole discretion. Further, Maisel shall be permitted to designate a substitute party to exercise the Additional Voting Rights, provided that the Investor consents and such consent is consistent with the terms of the Boston Agreement.

      (d) The provisions of this Section 11 shall expire if the sum of the Investor Shares and the Boston Shares exceeds more than 50% of all outstanding Voting Securities or the Corporation otherwise becomes a controlled foreign corporation ("CFC") for U.S. federal income tax purposes.

      (e) Each of the Shareholders and the Investor hereby covenants and agrees to cooperate with each other with respect to compliance with the provisions of this Section 11 and to report to each other any information affecting such compliance. Further, each of the Shareholders and the Investor hereby covenants and agrees to implement a strategy to prevent the voting rights of any person other than the Investor to equal or exceed 10% of the total number of votes which can be cast by all Voting Securities (assuming for such purposes that all Outstanding Options are converted to Common Shares if such person would have the right to vote such Common Shares).

      (f)  For purposes of this Section 11 only, the term "Voting
 Securities" means all Common Shares and any other voting securities of the Corporation.

      (g) For purposes of this Section 11 only, the term "Outstanding Options" means all outstanding options, warrants and convertible debentures of the Corporation that may be converted to Common Shares.

      (h) For purposes of this Section 11 only, the term "Investor Shares" means all Voting Securities owned by the Investor directly, indirectly, or by attribution, assuming for such purposes that all Outstanding Options are converted to Common Shares if such Common Shares would be considered to be Investor Shares pursuant to this provision.

      (i) For purposes of this Section 11 only, the term "Non-Investor Shares" means all Voting Securities other than Investor Shares that Investor has a right to vote pursuant to this Agreement, the Voting Agreement, the Boston Agreement or otherwise, assuming for such purposes that all Outstanding Options are converted to Common Shares if such Common Shares would be considered to be Non-Investor Shares pursuant to this provision.

      (j) For purposes of this Section 11 only, the term "Boston Agreement" means the Voting, Right of First Offer and Waiver Agreement, dated as of June __, 1998, between the Investor, Thomas H. Lee Equity Partners, L.P. ("THL"), and THL-CCI Limited Partnership ("THL-CCI").

      (k) For purposes of this Section 11 only, the term "Boston Shares" means all Voting Securities owned by THL and THL-CCI directly, indirectly, or by attribution, assuming for such purposes that all Outstanding Options are converted to Common Shares if such Common Shares would be considered to be Boston Shares pursuant to this provision.

 12. VOTING TRUSTEE. During the term of this Agreement, unless otherwise agreed in writing between the parties hereto, there shall only be one Voting Trustee hereunder and the Investor shall be the only entity authorized to serve as Voting Trustee.

 13. ISSUE OF REPLACEMENT VOTING TRUST CERTIFICATES. If any Voting Trust Certificate issued hereunder shall become mutilated or be lost, destroyed or stolen, the Depositary, upon receipt of written instructions from the Voting Trustee, may issue and deliver in exchange for and upon cancellation of such mutilated Voting Trust Certificate or in lieu of the Voting Trust Certificate so lost, destroyed or stolen, a new Voting Trust Certificate representing the same number of Common Shares of the Corporation upon, in case of loss, destruction or theft, the production of such evidence thereof and the receipt of an indemnity in the form of an open penalty bond issued by a surety company licensed to transact business in the province of Ontario and compliance with such reasonable regulations as the Depositary may from time to time deem proper in the circumstances.

 14. PROTECTION OF VOTING TRUSTEE. By way of supplement to the provisions of law or of any statute for the time being in effect relating to trustees, it is agreed that:

           (i) neither the Voting Trustee nor the Investor shall incur any liability or responsibility by reason of any error of law or mistake or any matter or thing done or omitted to be done under or in relation to this Agreement, except for his or its own individual wilful and wrongful neglect or default; and

           (ii) the Voting Trustee may, in relation to this Agreement, act on the opinion or advice of or opinion obtained from any lawyer, broker or other expert and shall not be responsible for any loss occasioned by so acting, and shall incur no liability or responsibility for deciding in good faith not to act upon any such opinion or advice.

 15.  PROTECTION OF DEPOSITARY.

      (a) Except for its gross negligence or wilful misconduct, the Depositary shall not be liable for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law and the Corporation agrees to indemnify and save harmless the Depositary from and against all claims, demands, actions, suits or other proceedings by whomsoever made, prosecuted or brought and from all losses, costs, damages and expenses in any manner based upon, occasioned by or attributable to any act of the Depositary (other than acts of gross negligence or wilful misconduct on the part of the Depositary) in the execution of its duties hereunder.

      (b) The Depositary shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgement. The Depositary shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, statutory declaration or other paper or document furnished to it, not only as to its due execution and the validity and the effectiveness of its provisions but also as to the truth and acceptability of any information therein contained which it in good faith beehives to be genuine as to what it purports to be.

      (c) In the event of any disagreement arising regarding the terms of this Agreement, the Depositary shall be entitled at its option to refuse to comply with any or all demands whatsoever until the dispute is settled either by written agreement amongst the various parties or by a court of competent jurisdiction.

      (d) The Depositary shall have the right to consult with and obtain advice from legal counsel appointed by it, who may but need not be legal counsel for the other parties, in the event of any questions as to any of the provisions hereof or its duties hereunder and it shall incur no liability and it shall be fully protected in acting or not acting in good faith in accordance with any opinion or instruction of such counsel. The cost of such services shall be added to and be part of the Depositary fee hereunder.

      (e) The Depositary may employ such experts, advisers, agents or agencies as it may reasonably require for the purpose of discharging its duties hereunder and the reasonable costs incurred by the Depositary for services provided by such experts, advisers, agents or agencies shall be added to and be part of the Depositary fee hereunder.

      (f) The Depositary shall not be liable for the delivery or non-delivery of any certificate or certificates properly packaged for delivery that has been placed in the mails or sent by courier.

      (g) The Corporation will pay to the Depositary from time to time remuneration for its services hereunder and will pay or reimburse the Depositary, upon its request, for all reasonable expenses and disbursements incurred or made by the Depositary in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its counsel and all other advisers and assistants not regularly in its employ). Any amount due under this Section and unpaid 30 days after request for such payment, will bear interest from the expiration of such 30 days at a rate per annum equal to the then current interest rate charged by the Depositary for overdue balances, as stated on the invoice issued by the Depositary evidencing the amount owed, which shall be payable on demand. The current interest rate for overdue balances charged by the Depositary is 1.20% per month. The Corporation will be advised in writing by the Depositary at least 30 days prior to the implementation of any increase in the invoice rate for overdue balances.

 16. CHANGE OF COMMON SHARES. The parties hereto agree that the provisions of this Agreement relating to the Deposited Shares shall apply, mutatis mutandis, to any shares or securities into which such Deposited Shares may be converted, changed, reclassified, redivided, redisignated, subdivided or consolidated, to any shares or securities which are received by the Depositary as the registered holder of the Deposited Shares as a stock dividend or distribution payable in shares or securities of the Corporation which entitle the holder thereof to vote at any meeting of the shareholders of the Corporation and to any shares or securities of the Corporation or of any successor or continuing company or corporation to the Corporation which may be received by the Depositary as the registered holder of the Deposited Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

 17.  AMENDMENTS; RELEASE OF COMMON SHARES.   This Agreement may be amended
 only with the written approval of the Voting Trustee, the Depositary, the Investor and each of the Shareholders. Each Shareholder covenants and agrees that the Deposited Shares shall not be released by the Depositary except on termination of this Agreement or otherwise in accordance with the terms hereof and that he will not request nor be entitled to the release of his Deposited Shares by the Depositary except on such basis.

 18. WARRANTY. Each of the parties hereto represents, warrants and agrees that he is free to enter into this Agreement and is not subject to any obligations or agreements which will or might prevent or interfere with the performance of his obligations hereunder. Each of the parties hereto further represents and warrants and acknowledges and agrees that he has had the opportunity to seek, and was not prevented or discouraged from seeking, independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue duress or pressure and agrees that this failure to obtain legal advice shall not be used by him as a defense as to the enforcement of his obligations under this Agreement.

 19. DEPOSITARY'S RESIGNATION. The Depositary shall have the right to resign form its duties and obligations hereunder upon giving to each of the Corporation, the Shareholders and the Investor (collectively, the "Transaction Parties") no less than sixty (60) days prior written notice, or such shorter notice as the Transaction Parties accept as sufficient.
 The Corporation, upon receipt of prior written consent from the Voting Trustee, shall have the power, at any time on thirty (30) days written notice, to remove the existing Depositary and appoint a new Depositary. In the event of the Depositary resigning or being removed as aforesaid, each of the parties hereto shall take such action as shall be necessary to cause the transfer of all funds, certificates, agreements and other documents then in the possession of the retiring Depositary over to the new Depositary, provided that the retiring Depositary shall have received payment in full of all fees and expenses owing to it hereunder. Any new Depositary appointed under any provision of this section shall be a corporation authorized to carry on the business of a Depositary in the Province of Ontario and shall be subject to removal as aforesaid. On any such appointment, the new Depositary shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Depositary, without any further assurance, conveyance, act or deed; but there shall be immediately executed, at the expense of the Corporation, all such conveyances or other instruments as may, in the opinion of counsel, be necessary or advisable for the purpose of assuring the new Depositary a full estate in the premises. Should the Transaction Parties fail to appoint a new Depositary as outlined above, then the retiring Depositary shall cease its functions at the expiration of the period of notice and may retain all and any property in its possession hereunder on a merely safekeeping basis, at a fee to be determined solely by the Depositary.

 20. SHAREHOLDER CORRESPONDENCE. Each registered holder of a Voting Trust Certificate shall be entitled to receive all notices, financial statements (interim or otherwise), annual reports and other documents or mailings distributed to the holders of Common Shares by the Corporation, except proxies or any other instruments relating to the voting of Deposited Shares, and, as soon as practicable following receipt of any such documents, the Depositary shall deliver the same to such registered holder.

 21. SUBSTITUTION OF SHARES. Upon exercise by the Investor of its right to purchase Optioned Shares pursuant to the Option Agreement, each of Gottlieb and Drabinsky, to the extent they own Optioned Shares subject to such exercise, shall be entitled to substitute other Common Shares beneficially owned by them in place of the Optioned Shares provided that such replacement shares are delivered to the Investor within five (5) days after receipt of notice of the Investor's intention to exercise its option with respect to such Optioned Shares.

 22. NOTICE. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given if personally delivered or sent by United States or Canadian mails or by telegram or telex confirmed by letter, or by facsimile transmission, receipt confirmed, to the address set forth below:

           (i)  in the case of Drabinsky:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                Canada M5R 2H7
                Fax No.:  (416) 324-5535

                Attention:  Garth H. Drabinsky

           (ii) in the case of Gottlieb:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                Canada M5R 2H7
                Fax No.:  (416) 324-5535

                Attention:  Myron I. Gottlieb

        (iii)   in the case of Furman:

                c/o Schulte, Roth & Zabel
                900 Third Avenue
                New York, NY 10022
                U.S.A.
                Fax No.:  (212) 593-5955

                Attention:  Burton Lehman

           (iv) in the case of Maisel:

                Lynx Ventures L.P.
                9465 Wilshire Boulevard
                Suite 510
                Beverly Hills, CA  90212
                U.S.A.
                Fax No.:  (310) 271-8860

                Attention:  David R. Maisel

           (v)  in the case of the Investor:

                Lynx Ventures L.P.
                c/o Dreyer, Edmonds & Associates
                355 South Grand Avenue
                Suite 4150
                Los Angeles, CA  90071
                U.S.A.
                Fax:  213-617-1806

                Attention:  Michael Dreyer

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, NY 10022-3897
                U.S.A.
                Fax No.:  (212)  735-2000

                Attention:  Eric L. Cochran

                with a courtesy copy to:

                Munger, Tolles & Olson
                355 South Grand Avenue
                Los Angeles, CA 90071-1560
                U.S.A.
                Fax No.: (213) 687-3702

                Attention:  Robert L. Adler

           (vi) in the case of the Depositary:

                Montreal Trust Company of Canada
                151 Front Street West, Suite 605
                Toronto, Ontario
                Canada M5J 2N1
                Fax No.:  (416) 981-9777

                Attention:  Manager, Corporate Trust Department

         (vii)  in the case of the Corporation:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                Canada M5R 2H7
                Fax No.:  (416) 324-5535

                Attention:  The Secretary

 All notices requiring timely attention shall be sent by facsimile transmission, telex or overnight mail. Any notice shall be deemed received, unless earlier received, (a) if sent by certified or registered mail, return receipt requested, when actually received, (b) if sent by overnight mail, on the next Business Day, (c) if sent by telegram or telex, on the date sent, and (d) if sent by facsimile transmission or delivered by hand, on the date of receipt. Any party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

 23. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE PROVINCE OF ONTARIO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

 24. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

 25. ASSIGNMENT. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto.

 26. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, administrators, executors and legal personal representatives.

 27. NUMBER AND GENDER. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

 28. CANADIAN FUNDS. Except as otherwise expressly indicated herein, all dollar amounts referred to in his agreement are in Canadian funds.

 29. CHOICE OF LANGUAGE. The parties hereby acknowledge that they have expressly required this Agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language. Les parties reconnaissent avoir expressEment demandEes que la prEsente Convention ainsi que tout avis, tout Etat de compte et tout autre document A tre ou pouvant tre donnE ou conclu en vertu des dispositions des prEsentes, soient rEdigEs en langue anglaise seulement.

 30. ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as provided herein. No amendment, waiver or termination of this Agreement shall be binding on a party hereto unless consented to in writing by such party.

 31. DUTIES ONLY AS SET FORTH. The duties and obligations of the Depositary shall be determined solely by the provisions hereof and, accordingly, the Depositary shall not be responsible except for the performance of such duties and obligations as it has undertaken herein. The Depositary shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and, if its duties are herein affected, unless it shall have given its prior written consent thereto.

 32.  TIME OF THE ESSENCE.  Time shall be the essence of this Agreement.

 33. FURTHER ASSURANCES. Each of the parties to this Agreement shall do all such acts and things and shall execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements as may be necessary or desirable to give effect to the provisions of and the intent of this Agreement.

 34. NO INCONSISTENT ARRANGEMENTS. Each of the parties hereby covenants and agrees that, except as expressly provided in this Agreement, it shall not take any action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

 35. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when executed by a party hereto, shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.


           IN WITNESS WHEREOF the parties hereto have hereunto set their corporate seals and hands and seals.


 /s/ Garth H. Drabinsky                  /s/ Myron I. Gottlieb
 ----------------------------            ---------------------------
 Garth H. Drabinsky                      Myron I. Gottlieb


 /s/ Roy L. Furman                       /s/ David R. Maisel
 ----------------------------            ---------------------------
 Roy L. Furman                           David R. Maisel


 LYNX VENTURES L.P.

 By: Lynx Ventures L.L.C.,
     its General Partner


 By /s/ Michael S. Ovitz
    -------------------------
 Name:   Michael S. Ovitz
 Title:  Managing Member


 LIVENT INC.


 By /s/ Garth H. Drabinsky
   --------------------------
 Name:   Garth H. Drabinsky
 Title:  Chairman and
         Chief Executive Officer



                           MONTREAL TRUST COMPANY
                                 OF CANADA


 By /s/ Daniel E. Marz             By /s/ Shelly Bloomberg
   ---------------------------       ---------------------
 Name: Daniel E. Marz              Name:  Shelly Bloomberg
 Title: Senior Corporate Trust     Title: Manager
        Officer



                                 SCHEDULE A*


 Shareholder                                  Common Shares

 Garth H. Drabinsky                               0
 Myron I. Gottlieb                                1,500,000
 Roy L. Furman                                      350,000
 David R. Maisel                                  0


 * This schedule may be updated from time to time to reflect additional shares pursuant to the terms of the Agreement.



                                 SCHEDULE B

 NO.                                                      SHARES

                          VOTING TRUST CERTIFICATE

                               IN RESPECT OF

                        COMMON SHARES OF LIVENT INC.


           THIS IS TO CERTIFY that, upon the termination of the Voting Trust Agreement hereinafter mentioned or otherwise in accordance with the provisions of such Voting Trust Agreement, and on surrender of this Voting Trust Certificate, duly endorsed with signatures guaranteed by a Canadian chartered bank, to the undersigned Depositary at its principal office in the City of Toronto, _________________ will be entitled, upon and subject to the terms and provisions of the voting trust agreement (the "Voting Trust Agreement") made the 12th day of June, 1998 among Garth H. Drabinsky, Myron I. Gottlieb, Roy L. Furman, David R. Maisel, Lynx Ventures L.P., Livent Inc., a corporation incorporated under the laws of the Province of Ontario (the "Corporation") and the undersigned Depositary, to receive out of the common shares in the capital of the Corporation, deposited with the undersigned Depositary under the Voting Trust Agreement, a certificate or certificates for _____________ common shares of the Corporation and in the meantime to receive payments, of the amounts of the dividend or distribution payments, if any, received in cash or by cheque by the Depositary upon said common shares of the Corporation, subject however to the terms and provisions of the Voting Trust Agreement applicable to the payment of such cash dividends and distributions.

           No voting right passes by or under this Voting Trust Certificate or by or under any agreement expressed or implied and, until the actual delivery of such share certificate(s) for common shares of the Corporation as aforesaid to the registered holder hereof, the Voting Trustee (as defined in the Voting Trust Agreement) shall, in respect thereof, exclusively possess and be entitled to exercise all the rights of voting and of taking part in the consenting to any corporate or shareholders' action appertaining to the common shares of the Corporation deposited with the undersigned Depositary, in accordance with the terms of the Voting Trust Agreement.

           This Voting Trust Certificate is issued pursuant and subject to the terms and conditions of the Voting Trust Agreement which, among other things, establishes the rights of the holders of Voting Trust Certificates issued pursuant to the Voting Trust Agreement and the rights, powers and discretions of the Voting Trustee and of the Depositary.

           The right to transfer, assign, dispose of or otherwise deal with this Voting Trust Certificate is expressly subject to the terms, conditions and restrictions contained in the Voting Trust Agreement ( an original counterpart of which is on file at the principal Toronto office of the Depositary), and no transfer, assignment, disposition or other dealing with this Voting Trust Certificate is valid for any purpose whatsoever, unless made in accordance with and subject to the terms, conditions and restrictions of the Voting Trust Agreement. This Voting Trust Certificate is transferable only, subject to compliance with such terms, conditions and restrictions on transfer, on the books of the Depositary maintained by the Depositary at its principal Toronto office on surrender hereof, properly endorsed for transfer by the registered holder hereof in person or by attorney duly authorized, and, until completion of the due transfer hereof on the said books in accordance with and subject to the terms, conditions and restrictions contained in the Voting Trust Agreement, the Voting Trustee and the Depositary shall be required at all times to treat and consider the holder of record hereof on said books as the holder hereof for all purposes.

           IN WITNESS WHEREOF, MONTREAL TRUST COMPANY OF CANADA has caused this Certificate to be signed by its duly authorized officer and to be issued at its principal office in the City of Toronto this ___ day of
 __________.


                               MONTREAL TRUST COMPANY
                               OF CANADA


                               By_____________________________
                               Name:
                               Title:


                              FORM OF TRANSFER

          (to be set out on the back of Voting Trust Certificate)


           FOR VALUE RECEIVED, ___________ hereby sells, assigns and transfers unto _____________ the within Voting Trust Certificate and all right, title and interest in the common shares in the capital of Livent Inc. represented thereby, and hereby irrevocably constitutes and appoints____________ attorney to transfer the said certificate on the books of the within named Depositary with full power of substitution in the premises.

           Dated:
 In the presences of:

 (signature of witness)                  (signature of registered holder)